Filed pursuant to Rule 433
Registration No. 333-130580
November 15, 2006

HSBC Finance Corporation

Final Term Sheet
Lead Manager:	HSBC Securities (USA) Inc. (88%)
Co-Managers:

CIBC World Markets Corp. (2%)
Comerica Securities, Inc. (2%)
Fifth Third Securities, Inc. (2%)
Santander Investment Securities Inc. (2%)
Scotia Capital (USA) Inc. (2%)
Blaylock & Company, Inc. (1%)
Samuel A. Ramirez & Co., Inc. (1%)

Structure:	3-year Global Floating Rate Notes
Ratings:	Aa3/AA-/AA-(Positive Outlook/Stable/Positive Outlook)
Pricing Date:	November 15, 2006
Original Issue Date:	November 21, 2006
Settlement Date:	November 21, 2006
Maturity Date:	October 21, 2009
Form of Note:	Senior Notes
Form of Offering:	SEC Registered Global
CUSIP:	40429CFU1
ISIN:	US40429CFU18

Transaction Details
Principal Amount:	$250,000,000
Pricing Benchmark:	1M USD LIBOR
Re-offer Yield:	1M USD LIBOR + 6 bps
Interest Rate Source:	USD-LIBOR-BBA (Telerate Inc Page 3750)
Price to Investor:	100.000%
Gross Fees:	0.200%
All-in Price to Issuer:	99.800%
Total Proceeds to Issuer:	$249,500,000
Interest Reset:	Monthly
Interest Pay Frequency:	Monthly
Coupon Payment Dates:	The 21st day of each month, commencing December 21st, 2006
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing:	NYSE

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.